Exhibit 99.1

World Fuel Services Corporation Announces Two-for-One Stock Split

MIAMI--(BUSINESS WIRE)--November 17, 2009--World Fuel Services Corporation (NYSE:INT) announced today that its Board of Directors has approved a two-for-one stock split of its common stock. The record date for the stock split is November 30, 2009. Shareholders of record on that date will receive one new share of common stock for each share owned. The distribution of shares to be issued pursuant to the stock split will be made on or about December 7, 2009.

“We remain focused on executing our long-term strategy, providing a superior offering to our customers and improving our global supply relationships,” stated Paul H. Stebbins, chairman and chief executive officer of World Fuel Services Corporation. “We believe that the stock split will improve the liquidity in our stock and represents our continued commitment to enhancing shareholder value,” stated Ira M. Birns, executive vice president and chief financial officer.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global leader in the marketing and sale of marine, aviation and land fuel products, as well as related services. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in more than 190 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices (including satellite offices), World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

Information Relating to Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the creditworthiness of customers and counterparties and our ability to collect accounts receivable and settle derivatives contracts, fluctuations in world oil prices or foreign currency, changes in political, economic, regulatory, or environmental conditions, adverse conditions in the markets or industries in which we or our customers operate, our failure to effectively hedge certain financial risks associated with the use of derivatives, non-performance by counterparties or customers on derivatives contracts, the integration of acquired businesses, uninsured losses, our ability to retain and attract senior management and other key employees and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

CONTACT:
World Fuel Services Corporation, Miami
Ira M. Birns, Executive Vice President & Chief Financial Officer
or
Francis X. Shea, Executive Vice President & Chief Risk and Administrative Officer, 305-428-8000